Exhibit 10.3

[***] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

EXECUTION COPY

AMENDMENT NO. 1 dated as of October 17, 2005 (this “Amendment”) to the PURCHASE AGREEMENT dated as of July 26, 2005 (the “Original Agreement”), by and among CENDANT CORPORATION, a Delaware corporation (the “Seller”), AFFINITY ACQUISITION, INC. (now known as AFFINION GROUP, INC.), a Delaware corporation (the “Buyer”); AFFINITY ACQUISITION HOLDINGS, INC. (now known as AFFINION GROUP HOLDINGS, INC.), a Delaware corporation and the parent corporation of Buyer (the “Parent” and together with Buyer, the “Acquirors”).

RECITALS

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement;

WHEREAS, Seller, Parent and Buyer are parties to the Original Agreement providing for the acquisition by Buyer of all of the Equity of CMG and CIH, each a subsidiary of Seller;

WHEREAS, Section 8.10 of the Original Agreement provides that the Original Agreement may be amended by a written instrument executed and delivered by each of Seller and Buyer; and

WHEREAS, the parties desire to amend the Original Agreement as provided herein (the Original Agreement, as so amended, being referred to herein as the “Agreement”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Original Agreement, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS

1.1 Amendments to Section 1.1

(a)      Section 1.1 of the Original Agreement is hereby amended to delete the definition of “Cash” and insert the definition set forth below:

“Cash” means all cash and cash equivalents of the Companies and their Subsidiaries (other than Restricted Cash), as determined in accordance with GAAP, plus the $28,208,979 non-GAAP cash included in the intercompany accounts.

(b)      Section 1.1 of the Original Agreement is hereby amended by inserting the following new definitions in alphabetical order in such section:

“Agreement” shall have the meaning set forth in the Recitals hereto.

“Applicable Period” shall have the meaning set forth in Section 2.5.

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“Cash Reconciliation Schedule” shall have the meaning set forth in Section 2.5.

“Cash Repatriation Schedule” shall have the meaning set forth in Section 2.4.

“Costs” shall have the meaning set forth in Section 2.4(c).

“Dispute Notice” shall have the meaning set forth in Section 2.5.

“Final Cash Statement” shall have the meaning set forth in Section 2.5(g).

“Foreign Cash” shall have the meaning set forth in Section 2.4(a).

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“Indemnified Loan” shall have the meaning set forth in Section 2.4(c).

“Indemnified Transactions” shall have the meaning set forth in Section 2.4(a).

“Inter-Company Accounts” shall have the meaning set forth in Section 2.5(c)(i).

“June 30 Cash” shall have the meaning set forth in Section 2.4.

“Net Due” shall have the meaning set forth in Section 2.5(c)(iv).

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“Preliminary Cash Statement” shall have the meaning set forth in Section 2.5.

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“Sample Statement” shall have the meaning set forth in Section 2.5( ).

“Supplemental Bonuses” means $3,552,500.00.

1.2 Amendment to Section 2.1

(a)      Section 2.1(c) of the Original Agreement is hereby amended by deleting the word “Cash” in the first sentence of such section and inserting in lieu thereof the phrase “the Initial Cash Price”.

1.3 Amendments to Section 2.3

(a)      Section 2.3(b) of the Original Agreement is hereby amended by deleting the word “and” after the phrase “Retention Payments;” in such section and inserting immediately after the phrase “June 30, 2005” the phrase “; and (v) Supplemental Bonuses.”

(b)      Section 2.3(c) of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“(c) The Initial Cash Price shall be decreased by the sum of: (i) the Purchase Price Adjustment Items; plus (ii) the difference, if any, of (A) the sum of the payments made by or on behalf of the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries), net of any payments made by Seller or its Affiliates (other than the Companies and their Subsidiaries) on behalf of the Companies or their Subsidiaries in respect of the period from July 1, 2005 through August 31, 2005, and (B) the difference between (1) the amount required to be paid by the Companies or their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries) in respect of such period pursuant to the Inter-Company Agreements and (2) the amount required to be paid by Seller and its Affiliates (other than the Companies and their Subsidiaries) to the Companies or their Subsidiaries in respect of such period pursuant to the Inter-Company Agreements; provided that all Cash of the Business (other than Restricted Cash) through and including June 30, 2005 shall be paid prior to the Closing Date by the Companies and their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries); plus (iii) in the case of any payments made by any Company or any Subsidiary prior to or on the Closing Date in connection with the settlement or resolution the matters listed in Section 7.1(a)(x) and Section 7.1(a)(xi) of the Seller Disclosure Schedule, the amount of such payments less the portion of payments that would have been paid by the Companies and its Subsidiaries pursuant to Section 7.1(a)(x) and Section 7.1(a)(xi) (in accordance with Section 7.1(b) and 7.3(m)) had such matter been settled or resolution happened after the Closing Date; plus (iv) the aggregate amount of all the payments made to stockholders of TRL Group other than Seller and its Subsidiaries by any of the Companies or their Subsidiaries to satisfy the condition set forth in Section 5.1(g) but only to the extent, if any, that such payments were not funded by Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries); plus (v) all payments made by any of the Companies or their Subsidiaries after June 30, 2005 in respect of legal fees and expenses incurred in respect of the Excluded Litigation Matters and 80% of all payments made by any of the Companies or their Subsidiaries after June 30, 2005 in respect of legal fees and expenses incurred in respect of the litigation set forth on Section 7.1(a)(xi) of the Seller Disclosure Schedule.”

1.4 Amendment to Add New Section 2.4

The Original Agreement is hereby amended by inserting a new Section 2.4 as set forth below:

“2.4 Cash Repatriation

(a) As provided in the proviso to clause (ii)(B) of Section 2.3(c), all Cash of the Business (other than Restricted Cash) through and including June 30, 2005 (“June 30 Cash”) is to be paid prior to the Closing Date by the Companies and their Subsidiaries to Seller and its Affiliates (other than the Companies and their Subsidiaries). Schedule I to this Amendment (the “Cash Repatriation Schedule”) sets forth for purposes of this Section 2.4 (i) the aggregate amount of June 30 Cash, (ii) the amount of June 30 Cash that is held in Subsidiaries of CIH in jurisdictions outside of the United States (“Foreign Cash”) and (iii) the steps pursuant to which the Foreign Cash shall be transferred to Seller or one of its Affiliates (such steps, together with the loan from UK newco to CIMS Limited UK made in connection with the transactions contemplated by the steps (“Indemnified Loan”) and the unwinding of the Indemnified Loan, collectively, the “Indemnified Transactions”).

(b) The parties understand and agree that (i) the Foreign Cash shall be transferred to Seller or one of its Affiliates pursuant to the steps outlined on the Cash Repatriation Schedule and (ii) notwithstanding anything to the contrary set forth in the Agreement, the execution and delivery of all documents, and the performance of all actions, contemplated by, or necessary or advisable, to effectuate the steps set forth on, the Cash Repatriation Schedule shall not constitute a breach or violation of any of the terms of, or cause a failure to be satisfied of any condition under, the Agreement.

(c) Seller shall pay all stamp duties, capital and transfer Taxes required to be paid with respect to the Indemnified Loan and capital contributions set forth in the Cash Repatriation Schedule before the Closing Date. Notwithstanding any other provisions of this Agreement, including any of the limitations on indemnification or remedies contained herein, Seller share bear all out-of-pocket costs (“Costs”) of the Indemnified Transactions, whether incurred before or after the Closing Date, and shall indemnify and hold Buyer and its Affiliates harmless against all such Costs. (For the avoidance of doubt, Costs shall not include the principal amount of, and interest with respect to, the Indemnified Loan.) Such Costs shall include, but not be limited to, (i) any Cost that would not have been incurred if the Indemnified Transactions had not occurred, including, but not limited to any incremental Tax Cost incurred by Buyer or any of its Affiliates as a result of the Indemnified Transactions, (ii) any Costs associated with the repayment of the Indemnified Loan, whether by actual repayment or by distributing the Indemnified Loan as a dividend or otherwise to a noteholder’s direct and indirect shareholders, (iii) any Taxes, including withholding Taxes, charged (whether incurred by a Party to the Indemnified Loan or otherwise) with respect to payments on, or deemed payments on, or the distribution of, the Indemnified Loan, and (iv) any accounting, legal, or similar documentation or approval Costs associated with the Indemnified Transactions. In calculating the forgoing, Buyer shall be entitled to include any current Tax Cost incurred by Buyer or any of its Affiliates as a result of the existence of the Indemnified Loan, and shall be required to reduce such Tax Cost only by the amount of any net Tax benefit actually realized in the year such Tax Cost is incurred. For the purpose of this Section 2.4(c), (i) Buyer shall not be required to project the use of Tax benefits or deductions in future years, or otherwise take into account Tax benefits or deductions that are not actually realized, to reduce Costs otherwise payable pursuant to this Section 2.4(c) as a consequence of the

Indemnified Transactions, (ii) Buyer shall be required to take into account in determining Costs payable pursuant to this Section 2.4(c), or pay to Seller, all Tax benefits (including Tax benefits carried forward from a prior year) resulting from the Indemnified Transactions that are actually realized during any taxable periods ending on or prior to December 31, 2007 and have not previously been taken into account to reduce the amount of Costs that are indemnified pursuant hereto, (iii) Buyer and its affiliates shall be entitled to treat all other items of tax deduction, credit, depreciation or amortization as being used before any such Tax benefit from the Indemnified Transactions is used, and (iv) Buyer shall not be obligated to reimburse the Seller for any net Tax benefit received by Buyer or its Affiliates in excess of the aggregate Costs that Seller is obligated to indemnify Buyer hereunder. All calculations of Costs required to be made pursuant to this clause shall be made by Buyer in good faith, and shall be binding on the Seller absent manifest error, provided however, that Buyer shall provide such calculations of Costs to the Seller for its review and Buyer will consider in good faith all comments provided by Seller. Subject to the foregoing, Seller shall deliver any Costs requested by Buyer pursuant to this clause within 5 days written demand therefor.

(d) If, in the reasonable determination of the Buyer (based upon written advice of counsel to Buyer and after consultation with Seller and due consideration of Seller’s opinion), the then outstanding principal of and accrued but unpaid interest with respect to the Indemnified Loan cannot be eliminated in full on or prior to August 31, 2006 under applicable Law in a structure as proposed by Seller by means of (A) distributions by Subsidiaries of CIMs Limited (UK) of (i) Distributable Cash, (ii) all or a portion of the Indemnified Loan and/or (iii) stock of the new UK company, (B) share redemptions by Subsidiaries of CIMs Limited (UK) using as consideration therefor solely (i) Distributable Cash, (ii) all or a portion of the Indemnified Loan and/or (ii) stock of the new UK company, and/or (C) a liquidation, merger or dissolution of the new UK company with or into CIMs Limited (UK) after the distributions or redemptions contemplated by clauses (A) and (B), in each case, in a manner that would not decrease the applicable reserves or capital surplus generated solely after June 30, 2005 or the ability of Subsidiaries of CIMs Limited (UK) to make distributions or redeem securities based solely on profits generated after June 30, 2005 assuming, for these purposes, that the Business Day immediately preceding the Closing Date was the last day of each such Subsidiaries’ fiscal year, then Seller will pay to the new UK company formed in connection with the Indemnified Transactions or as directed by Buyer in immediately available funds an amount equal to the portion of the then outstanding principal of and accrued but unpaid interest with respect to the Indemnified Loan that cannot be so eliminated. For purposes of this Section 2.4(d), with respect to each Subsidiary of CIMS Limited (UK), “Distributable Cash” shall mean an amount of Cash that is not in excess of the amount of Cash reflected on the books and records of such Subsidiary as of June 30, 2005 (reduced by the amount of Restricted Cash as of June 30, 2005 and the amount, if any, of Cash previously transferred pursuant to the Cash Repatriation Schedule and increased by the amount, if any, of Distributable Cash received by such Subsidiary pursuant to this Section 2.4).

(e) Buyer shall, and shall cause its Subsidiaries (including CIH and its Subsidiaries) to, cooperate with, and take any action reasonably requested by, Seller to effect the transactions contemplated by this Section 2.4.”

1.5 Amendment to Add New Section 2.5

The Original Agreement is hereby amended by inserting a new Section 2.5 as set forth below:

“2.5 Cash Reconciliation

(a) The parties acknowledge and agree as follows:

(i) Seller is entitled to retain all Cash of the Business (other than Restricted Cash) as of June 30, 2005. All Cash of the Business from and after such date shall be retained by the Companies, other than net amounts payable to or by Seller and its Affiliates (other than the Companies and its Subsidiaries) by or to the Companies and their Subsidiaries in accordance with the Intercompany Agreements (the “Closed Loop”).

(ii) The Closed Loop shall be calculated for the period from and including July 1, 2005 through and including August 31, 2005 pursuant to the adjustment set forth in Section 2.3(c)(ii). The calculation of such adjustment is reflected in the schedules set forth in Schedule II to this Amendment (the “Cash Reconciliation Schedule”), which sets forth the Net Due amount for which adjustment shall be made pursuant to Section 2.3(c)(ii).

(iii) The Closed Loop shall be calculated for the period from and including September 1, 2005 through and including the date immediately prior to the Closing Date pursuant to the adjustment set forth below in this Section 2.5.

(b) Within forty-five (45) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement for the period from and including September 1, 2005 through and including the date immediately prior to the Closing Date, setting forth, the following (the “Preliminary Cash Statement”):

(i) reconciliations of the inter-company accounts of Seller and its Subsidiaries (other than the Companies and their Subsidiaries), on the one hand, and the Companies and their Subsidiaries, on the other hand (“Inter-Company Accounts”);

(ii) activity flowing through the Inter-Company Accounts, broken out between cash activity and non-cash activity;

(iii) cash activity through the Inter-Company Accounts broken out between (x) net inter-company agreement activity, (y) net cash transfer activity and (z) net payments made by Seller on behalf of the Business; and

(iv) a reconciliation of the net amount due to/due from Seller in accordance with Section 2.5(a)(iii) (the “Net Due”) with supporting documentation for items (i) — (iii) above.

(c) The Preliminary Cash Statement shall be prepared and the Net Due amount shall be calculated using the same policies, procedures and methodologies used in preparing the Cash Reconciliation Schedule and consistent with Section 2.3(c).

(d) Seller shall have thirty (30) days following receipt of the Preliminary Cash Statement to review the Preliminary Cash Statement and to notify Buyer in writing if it disputes the amount of the Net Due set forth on the Preliminary Cash Statement (the “Dispute Notice”), specifying the reasons therefore in reasonable detail.

(e) In connection with Buyer’s preparation of the Preliminary Cash Statement and Seller’s review of such statement, Buyer and its Representatives and Seller and its Representatives, as applicable, shall have reasonable access, during normal business hours and upon reasonable notice, to all business and financial records, relevant work papers, schedules, memoranda and other documents and to finance personnel of Buyer or Seller, as applicable, the Companies and their Subsidiaries and any other information which Buyer or Seller, as applicable, reasonably requests, and Buyer shall, and shall cause the Companies and their Subsidiaries to, and Seller shall and shall cause its Subsidiaries to cooperate reasonably with Buyer or Seller and their respective Representatives, as applicable, in connection therewith.

(f) In the event that Seller shall deliver a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve the dispute over such disputed items as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Cash Statement shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such disputed items within ten (10) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) of Seller’s delivery of such Dispute Notice, such disputed items shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.5(d) shall be shared equally by Buyer and Seller. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services within thirty (30) days of submission of the Preliminary Cash Statement to it and, in any case, as promptly as practicable after such submission. The Preliminary Cash Statement, (i) if no Dispute Notice has been timely delivered by Seller, as originally submitted by

Buyer, or (ii) if a Dispute Notice has been timely delivered by Seller, as determined pursuant to the resolution of such dispute in accordance with this Section 2.5(d), shall be, respectively, the “Final Cash Statement.”

(g) If the Final Cash Statement shows a Net Due payable to the Companies and their Subsidiaries, then Seller shall pay to CMG the amount of the Net Due. If the Final Cash Statement shows a Net Due payable to Seller, then Buyer shall pay or cause CMG to pay to Seller the amount of the Net Due. The payment of the Net Due as set forth herein shall be made on or before the fifth (5th) Business Day following the date on which the Preliminary Cash Statement becomes the Final Cash Statement pursuant to the last sentences of Section 2.5(f), together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by Banc of America Securities LLC from time to time during such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.”

(h) Seller and Buyer shall pay or cause to be paid to or as directed by the other any cash that it or its Affiliates (other than, in the case of Seller, the Companies and their Subsidiaries) receives or has received after June 30, 2005, whether before or after the Closing, from third parties in respect of the business activities of the other party.

1.6 Amendment to Section 4.12

Section 4.12(a) of the Original Agreement is hereby amended by deleting the phrase “(i) obtain a letter of credit on behalf of Buyer or one of its Affiliates,” in the second sentence of such section and inserting in lieu thereof the phrase “(i) obtain prior to December 31, 2005, a letter of credit in an amount to be mutually agreed upon by Buyer and Seller, on behalf of Buyer or one of its Affiliates.”

1.7 Amendment to Section 4.21

Section 4.21(b) of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“All of the New Inter-Company Agreement Term Sheets set forth in Schedule V shall contain the Universal Provisions set forth in Schedule V; and the New Inter-Company Term Sheets that are marketing services term sheets (other than Marketing 8 and 9 term sheets) shall contain the provisions set forth in Schedule 4.21(b)(ii) of the Seller Disclosure Schedule.”

1.8 Amendment to Section 4.24

Section 4.24 of the Original Agreement is hereby amended and restated in its entirety as set forth below:

“Buyer agrees to pay Seller all Retention Payments and Supplemental Bonuses that are forfeited on or prior to the first anniversary of the Closing Date by or otherwise not paid to any employee party thereto in accordance with the Retention Letters or Supplemental Bonus Letters, as applicable, promptly following such forfeiture by wire transfer of immediately available funds (it being understood that any such payments that are rolled over into equity securities or other securities of the Buyer will be deemed paid unless forfeited on or prior to the first anniversary of the Closing Date).”

1.9 Amendment to Add New Section 4.29

(a)      The Original Agreement is hereby amended by inserting new Section 4.29 as set forth below:

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1.10 Amendment to Section 5.1

(a)      Section 5.1(g) of the Original Agreement is hereby amended by deleting the word “Seller” and inserting in lieu thereof the words “CMG or one of its Subsidiaries.”

(b)      Section 5.1(h) of the Original Agreement is hereby amended by deleting the reference to Section “5.1(f)” and inserting in lieu thereof “5.1(h).”

1.11 Amendment to Section 7.3

The Original Agreement is hereby amended by inserting a new Section 7.3(o) as set forth below:

“The parties acknowledge that certain state attorneys general or other Governmental Authorities have joined or indicated an intention to join the Actions set forth in Section 7.1(a)(xi) of the Seller Disclosure Schedule and that additional state attorneys general or other Governmental Authorities may hereafter join such Actions. The parties agree that all amounts paid or payable in connection with such Actions that are not allocated to a specific state or Action (in a judgment, order, decree, settlement agreement, invoice or otherwise) shall be allocated between Shared Losses and Section 7.1(a)(xi) Losses in the same proportion as such amounts that are allocated to a specific state or Action (in a judgment, order, decree, settlement agreement, invoice or otherwise).”

1.12 Amendment to Seller Disclosure Schedules

(a)      Section 3.1(i)(A) of the Seller Disclosure Schedule to the Original Agreement is hereby amended by deleting the date “7/10/01” contained at the end of the reference to Pederson

v. Trilegiant Corporation under the heading “Consumer Class Actions Alleging Unfair and Deceptive Marketing Practices” and inserting the date “11/15/01” in lieu thereof.

(b)      Section 4.11(a) of the Seller Disclosure Schedule to the Original Agreement is hereby amended and restated in its entirety as set forth on Annex I hereto.

(c)      Section 4.12 of the Seller Disclosure Schedule to the Original Agreement is hereby amended and restated in its entirety as set forth on Annex II hereto.

(d)      Section 4.21(b)(ii)(a)(1) of the Seller Disclosure Schedule to the Original Agreement is hereby amended by inserting the phrase “the applicable Cendant party shall have the right to terminate at will following the effective date upon at least” immediately after the phrase “in the case of Marketing (6),” in the first sentence of such section.

ARTICLE II
MISCELLANEOUS

2.1 No other Amendments or Waivers

Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, enforceable in accordance with its terms. Except as expressly set forth herein, this Amendment is not a consent to any waiver or modification of any other terms or conditions of the Original Agreement or any of the instruments or documents referred to in the Original Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. After the date hereof, any reference to the Original Agreement shall mean the Original Agreement as amended hereby.

2.2 Effectiveness

This Amendment shall be effective upon the execution and delivery hereof by Seller and Buyer in accordance with Section 8.10 of the Original Agreement.

2.3 Counterparts and Facsimile Execution

This Amendment may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Amendment, facsimile signatures shall be deemed original and the Parties agree to exchange original signatures as promptly as possible.

2.4 Choice of Law

This Amendment shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York without regard to the conflicts of laws rules thereof.

IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to the Original Agreement as of the date first above written.

AFFINION GROUP HOLDINGS, INC.
By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Chairman

AFFINION GROUP, INC.
By:	/s/ Marc Becker
	Name:	Marc Becker
	Title:	Chairman

CENDANT CORPORATION
By:	/s/ David B. Wyshner
	Name:	David B. Wyshner
	Title:	Executive Vice President and Treasurer